Exhibit 99.1

Neurocrine Biosciences, Inc. Announces Exercise of Over-Allotment Option for Common Stock Offering

SAN DIEGO, March 16, 2010 /PRNewswire via COMTEX/ — Neurocrine Biosciences, Inc. (Nasdaq: NBIX) today announced that the underwriter of its recently completed public offering of common stock has exercised in full its option to purchase an additional 1,365,000 shares of common stock to cover over-allotments. The sale of the additional shares closed on March 16, 2010. When taking into account the sale of the additional shares at a price to the public of $2.20 per share, the aggregate gross proceeds from both closings of the offering, before underwriting discounts and commissions and other offering expenses, were approximately $23 million.

Jefferies & Company, Inc. acted as the sole book-running manager for this offering.

Neurocrine anticipates using the net proceeds from the offering to fund its research and development efforts, and for general corporate purposes, including working capital.

The securities described above are being offered by Neurocrine pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on December 3, 2007. A final prospectus supplement related to the offering has been filed with the SEC and is available on the SEC’s Web site at http://www.sec.gov. Copies of the final prospectus supplement relating to these securities may be obtained from Jefferies & Company, Inc., Attention: Syndicate Prospectus Department, 520 Madison Avenue, New York, NY, 10022 and at (888) 449-2342. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Neurocrine Biosciences

Neurocrine Biosciences, Inc. is a biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world including endometriosis, anxiety, depression, pain, diabetes, irritable bowel syndrome, insomnia, and other neurological and endocrine-related diseases and disorders.

In addition to historical facts, this press release contains forward-looking statements that involve a number of risks and uncertainties such as those, among others, relating to Neurocrine’s expectations regarding the completion, timing and size of its proposed public offering. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, as well as risks and uncertainties associated with Neurocrine’s business and finances in general, and the other risks described in Neurocrine’s annual report on Form 10-K for the year ended December 31, 2009. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.

CONTACT: Jane Sorensen of Neurocrine Biosciences, Inc., +1-858-617-7600